                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 31st day of July, 1998 and effective as of the 27th day of October, 1997 (the "Effective Date") is entered into by NET2000 GROUP, INC., a Delaware corporation with its principal place of business at 8614 Westwood Center Drive, Suite 700, Vienna, Virginia 22182 (the "Company"), and Peter B. Callowhill (the "Executive").

           The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

           1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions herein set forth.

           2. Term of Employment. The term of the Executive's employment hereunder shall commence on October 27, 1997 or such earlier date as may be agreed to between the Executive and the Company (the "Commencement Date") and, unless sooner terminated in accordance with the provisions of Section 5 hereof, ending two and one-half years after the Commencement Date. Thereafter, the term of this Agreement shall be automatically renewed for successive one year terms, unless sooner terminated in accordance with the provisions of Section 5 hereof, or unless either party gives to the other party written notice of intent not to renew the Agreement at least sixty days prior to the end of the then current term. For the purposes of this Agreement, the initial two and one-half year term, as well as any extended terms, shall be the "Employment Period."

           3. Title; Capacity. The Executive shall serve as Vice President of the Company. The Executive shall be based at the Company's office in New York, New York or such other place as is reasonably requested by the Company and is mutually agreed upon by both parties. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President and Chief Executive Officer of the Company or if separate persons, the senior most position of the Company or the Board of Directors (the "Board").

           The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided that for reasonable periods of time each month the Executive may engage in non-competitive business or charitable activities so long as such activities do not interfere with the Executive's responsibilities hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

           4. Compensation and Benefits.

              4.1 Salary. The Company shall pay the Executive an annual salary of $150,000 to be paid in accordance with the Company's payroll practices commencing on the Commencement Date and continuing for the duration of the Employment Period, prorated for any partial compensation period. On each anniversary of the Effective Date of this Agreement, the Executive's base salary shall be increased, at a minimum, by an amount equal to the base salary then in effect multiplied by the percentage increase in the consumer price index for the preceding year. Such salary shall be subject to adjustment thereafter by the Board or by the Compensation Committee of the Board (the "Compensation Committee"), if such duties have been delegated thereto by the Board.

              4.2 Bonus. The Executive shall also be eligible to receive a bonus in cash and stock options in an amount up to 25% of the Executive's then current salary per calendar year based on meeting annual deliverables or goals agreed to with the senior management team of the Company. The Company shall pay 50% of the Bonus in cash and the remaining 50% of the Bonus shall be paid as follows: the Executive shall be granted an option to purchase shares of the Company's common stock with an aggregate exercise price equal to 50% of the Bonus. The Company shall determine the number of common shares to be granted under the option by dividing 50% of the Bonus by the fair market value of the Company's common stock at the time of grant. At the time of grant, the stock options shall have an exercise price at the then fair market value of the Company's stock, a maturity of 10 years and shall vest immediately. Other terms of stock options not defined herein will be in accordance with the Company's then applicable stock option plan.

              For example, if the Company awards a Bonus to the Executive in an amount equal to $20,000, the Executive would receive $10,000 in cash and (assuming a fair market value of the Company's common stock of $1 per share at the time of grant) an option to purchase 10,000 shares of the Company's common stock at an exercise price of $1 per share.

              4.3 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

              4.4 Equity Incentive Plan. The Executive shall be entitled to participate in the Company's 1997 Equity Incentive Plan (the "1997 Plan") and shall be eligible to receive additional stock options from the employee stock option pool (currently 10%) in consideration of bonus or additional compensation. Such agreements shall be signed and executed by the

Company as of the Commencement Date. The Executive shall be entitled to further participate in the 1997 Plan or such other stock option plan from time to time as determined by the Board or the Compensation Committee.

              4.5 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and such other supporting information as the Company may request, or as may be consistent with standard company practices.

              4.6 Car Allowance. The Company shall provide the Executive with an automobile expense allowance of $500 per month, without regard to Executive's ownership of an automobile.

           5. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

              5.1 Expiration of the Employment Period in accordance with Section 2;

              5.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 5.2, cause for termination shall be deemed to exist upon either (a) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company's reputation or standing in the community or any felony, or (b) willful misconduct in connection with the Executive's duties, or willful failure to perform his responsibilities in the best interest of the Company (including, without limitation, material breach by the Executive of this Agreement but not minor violations of rules and policies), except in cases involving the mental or physical incapacity or disability of the Executive; provided however, that the Board may terminate the Executive's employment pursuant to Section 5.2(b) only after the failure by the Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within forty five (45) days after receipt by the Executive of written notice by the Board of each specific claim of any such misconduct or failure. The Executive shall have the opportunity to appear before the Board to discuss such written notice during such forty five (45) day period. "Willful misconduct" and "willful failure to perform" shall not include action or inaction on the part of the Executive which were taken or not taken in good faith by the Executive;

              5.3 Upon the death or thirty (30) days after the disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of one hundred eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

              5.4 At the election of the Executive, upon not less than forty five (45) days prior written notice of termination other than for "good reason" as defined below; or

              5.5 At the election of the Company, otherwise than for cause, upon not less than sixty (60) days prior written notice or at the election of the Executive for "good reason" upon not less than thirty (30) days prior written notice of termination. "Good reason" shall include the occurrence of a material breach of this Agreement by the Company or a material reduction in the responsibilities or reporting relationship of the Executive.

           6. Effect of Termination.

              6.1 Termination for Cause or at the Election of the Executive. In the event the Executive's employment is terminated for cause pursuant to Section 5.2, or at the election of the Executive pursuant to Section 5.4, the Company shall pay to the Executive the salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company.

              6.2 Termination for Death or Disability. If the Executive's employment is terminated by death or because of disability as determined pursuant to Section 5.3, the Company shall be obligated to pay the Executive or the Estate (as the case may be), during each of the six months following the termination date, a severance payment in an amount equal to one full month of his Base Salary in effect as of the effective date of termination and in addition an amount equal to one twelfth (1/12) of the prior year's Bonus. The Company will be obligated to continue the Executive's medical benefits in effect as of the effective date of the termination for disability for six months.

              6.3 Termination at the Election of the Company or the Executive for Good Reason. If the Executive's employment is terminated pursuant to Section
5.5 at the election of the Company, otherwise than for cause, or by the Executive for good reason, subject to this Section 6.3, the Company shall pay to the Executive the base salary, bonus compensation and medical benefits for the most recent twelve month period which would otherwise be payable to the Executive of up to one year following the Executive's termination. The Company may elect to cease to make payments hereunder at any time, provided that the non-compete restrictions set forth in Sections 7(a) and 7(b) shall also cease at such time, except that the Company will be obligated to pay the Executive his base salary and medical benefits for a period of six months after notification of its intention to release the Executive from his non-compete restrictions, as well as bonus compensation equivalent to one-half the bonus for the most recent twelve month period prior to termination.

              6.4 Termination within 180 days of Agreement Expiration. If the Executive is terminated within 180 days of the expiration of the Agreement, then the Executive shall receive during each of the six months following the termination date a severance payment in an amount equal to one full month of his Base Salary in effect as of the effective date of termination and in addition an amount equal to one twelfth (1/12) of the prior year's Bonus. The Company will be obligated to continue the Executive's medical benefits in effect as of the effective date of the termination for six months.

              6.5 Survival. The provisions of Sections 7 and 8 shall survive the termination of this Agreement.


           7. Non-Compete.

                  (a) So long as the Company is not in breach of this Agreement, during the Employment Period and for a period of eighteen (18) months after the termination (subject to early termination as provided herein) or expiration thereof, the Executive will not directly or indirectly:

                      (i) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

                      (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company or its affiliates that were clients, customers or accounts of the Company while the Executive was employed by the Company, or prospective clients, customers or accounts to which written correspondence was made within the last 60 days while the Executive was employed by the Company;

           provided, however, that Executive may participate in a passive management role of another entity and have responsibilities for overseeing employees of another entity, who of their own accord and with no direct or indirect stimulus from Executive, participate in activities described in Sections 7(a)(i) and 7(a)(ii).

                  (b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests.

                  (c) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (d) The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of this Section 7 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

           8. Proprietary Information and Developments.

              8.1 Proprietary Information.

                  (a) The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all confidential information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, vendor information, supplier information, customer information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget license, patent applications, contracts, joint ventures, price, cost and personnel data.

                  (b) The Executive agrees not to and will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, from the Effective Date, during or after his employment unless and until such Proprietary Information (i) has become public knowledge through legal means without fault by the Executive, or (ii) is already public knowledge prior to the signing of this Agreement.

                  (c) The Executive agrees that all files, letters, memoranda, reports, records, data, schematics, sketches, drawings, laboratory notebooks, program listings, computer programs, databases, products, test equipment, prototypes or other written, photographic, magnetic or other tangible material containing or embodying Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession (hereinafter collectively referred to as the Company Records) shall be, shall continue to be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such Company Records or copies thereof and all other tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement.

After such request, termination or delivery, the Executive agrees not to and shall not retain any such Company Records or copies thereof or any such other tangible property.

              8.2 Developments.

                  (a) The Executive agrees to make and will make full and prompt disclosure to the Company of all inventions, know-how, improvements, product ideas, new products, discoveries, methods, developments, software, and works of authorship, whether or not patentable and whether or not copyrightable, and all other intellectual property rights, including but not limited to patents, copyrights, copyrightable works, trade secrets and trademarks, and all books, schematics, magnetic files and written records related thereto which are or were created, made, conceived, reduced to practice by or became owned by the Executive or under his direction or jointly with others either (i) during his employment whether or not during normal working hours or on the premises of the Company, or (ii) prior to his employment by the Company if used by the Company during his employment by the Company, in either event, to the extent relevant to the Company's business, including but not limited to, its techniques, developments, projects or products, but excluding systems, methods and techniques used prior to his employment by the Company (all of which, whether disclosed or not, are collectively referred to in this Agreement as "Developments").

                  (b) The Executive agrees to assign and does hereby assign, convey and transfer to the Company (or any person or entity designated by the Company) all his rights, title and interest in and to all Developments; provided that the Executive may use Developments described in (a)(ii) above in a manner that complies with terms set forth in Section 7 (Non-Compete) and Section 8.1 (Proprietary Information) hereof.

                  (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the worldwide procurement, maintenance and enforcement, including assistance or cooperation in legal proceedings, of copyrights, patents and similar protections (both in the United States and foreign countries) relating to Developments; and, if such cooperation by the Executive is required after the Executive has ceased to be employed by the Company, then the Company will reimburse the Executive for any expenses reasonably incurred by Executive in connection with such cooperation. The Executive shall sign all papers, copyright applications, assignments, declarations, powers of attorney, patent applications, and other related or necessary documents, which the Company may deem necessary or desirable in order to enforce and/or protect its rights and interests in any Developments or any Proprietary Information.

              8.3 Other Agreements. Except as set forth in Exhibit B, if any, Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive intends to exercise his best efforts and use his best skills in performing his obligations under this Agreement, except to the extent it may be prohibited by prior employment agreements. The Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

               8.4 Company and Affiliates. Where the term "Company" is used in this Section 8 it will be deemed to include any affiliate of the Company.

           9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

           10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

           11. Entire Agreement. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

           12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

           13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

           14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

           15. Arbitration. The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in Fairfax, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

           16. Indemnification. The Company shall indemnify and save harmless the Executive for any liability incurred by reason of any act or omission performed by the Executive while acting in good faith on behalf of the Company and within the scope of the authority of the Executive pursuant to this Agreement and to the fullest extent provided under the By-laws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that the Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

           17. Miscellaneous.

               17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

               17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

               17.4 This Agreement is effective as of the date of execution of this Agreement, will survive Employees employment with the Company, and does not in any way restrict Employees right or the right of the Company to terminate Executive's employment.

               17.5 Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with its provisions.

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


NET2000 GROUP, INC.



By:        /s/  Clayton A. Thomas, Jr.
   --------------------------------------
Its:       President
    -------------------------------------

EXECUTIVE



           /s/  Peter B. Callowhill
-----------------------------------------
Peter B. Callowhill